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FOR IMMEDIATE RELEASE

News Media Contacts:
Travis Whittington
Hanser & Associates (for Hydrogen Engine Center, Inc.)
(800) 340-6434
travis@hanser.com

Hydrogen Engine Center, Inc. and Aditya Birla Group's Grasim Industries Ltd. Sign Joint Technology and Marketing Memorandum of Understanding

ALGONA,  Iowa (August 28, 2006) - Hydrogen  Engine  Center,  Inc.  (HEC) (OTCBB:
HYEG.OB) announced that HEC and Grasim Industries Ltd. will work together to bring HEC's hydrogen engine technology to the chemical industry.

Grasim,  an Aditya Birla
Group flagship company, based in India, has purchased from HEC a hydrogen fueled Oxx Power(TM) generator set. HEC and Grasim will collaborate to develop a closed loop system for stationary, near zero emission power generation for chlor-alkali manufacturing plants. The system will operate using HEC's Oxx Power engines and highly scalable genset technology. The HEC genset is powered by hydrogen, which is a readily available by-product of the Grasim chlor-alkali factory.

This use of the HEC genset could transform the distributed generation (DG) market. Until now, DG products have been small-scale, high emissions niche products used in back up situations. With the launch of this project, and the use of HEC's gensets by Grasim, HEC expects to help transform the DG market to a large-scale power generation solution - providing multi-megawatt, continuous, clean burning power generation capability. HEC plans to market its hydrogen powered engines and gensets as a reliable and highly scalable distributed power generation solution. Grasim will help in this project by deploying the HEC solution internally and by marketing the HEC solution to chlor-alkali facilities around the world.

Ted Hollinger, HEC's president and CEO, stated, "The integration of HEC's advanced power technology with Grasim's industry expertise is expected to yield a proven, industry-specific power generation solution. We view this industry sector as a strategic market - and the Grasim team will help us demonstrate how to utilize hydrogen by-products as a low cost, reliable fuel source in our Oxx Power gensets."

"There is a wide array of industry applications for our power technology," Hollinger said. "Wind farms and solar stations can also utilize hydrogen by-products as a reliable source for low cost, environmentally friendly fuel in our Oxx Power gensets," he added.

This process spans multiple countries. Teams at HEC's headquarters and HEC-Canada intend to collaborate with their colleagues at Grasim in India to work towards securing various approvals and manufacturing permits as would enable HEC to supply the custom power solution products for chlor-alkali factories that Grasim will market to customers around the world.

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About Hydrogen Engine Center, Inc.
Hydrogen Engine Center, Inc. designs, manufactures and distributes flex and alternative fuel internal combustion engines and power generation equipment for distributed power, agricultural, industrial, airport ground support, vehicular,

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business and home  applications.  All HEC engines and  generators are capable of running on a multitude of fuels, including but not limited to hydrogen, gasoline, propane, natural gas or ethanol. Engines that run on other fuels are currently under development. HEC trades on the Bulletin Board under the symbol "HYEG.OB." Its principal offices are located at 2502 E Poplar St., Algona, Iowa
50511.  Visit   www.hydrogenenginecenter.com   or  call  515-295-3178  for  more
information.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, acceptance of the Company's products, increased levels of competition for the Company, new products and technological changes, the Company's dependence on third-party suppliers, and other risks detailed from time to time in the Company's periodic reports filed with the Securities and Exchange Commission.